Contact: Rick Teller
                                                    The Teller Group, LLP
                                                    (781)545-3600
                                                  e-mail: teller@bloomberg.net

                              FOR IMMEDIATE RELEASE
                              ---------------------


                      ENERGY RESEARCH CORPORATION ANNOUNCES
             SPIN-OFF OF ITS BATTERY BUSINESS GROUP TO SHAREHOLDERS

Danbury, Connecticut, October 1, 1998 -- Energy Research Corporation (AMEX:ERC) announced today that its Board of Directors has approved a plan to effect a spin-off to its stockholders of 100% of the shares of Evercel, Inc., a newly-formed, wholly-owned subsidiary of ERC. ERC will transfer to Evercel the principal assets and liabilities related to ERC's battery business group, effective on or about October 31, 1998. Following the transfer, ERC will distribute to its stockholders in a tax-free distribution one share of Evercel Common Stock for each share of ERC Common Stock held. ERC will continue to operate its fuel cell business, and Evercel will own and operate the battery business group. The transaction is subject to certain conditions.

Jerry D. Leitman, ERC's President and Chief Executive Officer, said, "The battery business group and the fuel cell business of ERC have distinctly different investment, operating and financial characteristics. The spin-off of Evercel will allow each company to more appropriately undertake capital requirements and investment decisions and to pursue separate business strategies. The spin-off will also allow investors to invest in either business without consideration of the other."

The spin-off will be reflected in ERC's financial statements as a charge against stockholders' equity. The anticipated pro forma consolidated effect on ERC of the spin-off, if it had occurred on July 31, 1998, would have been to reduce ERC's assets by approximately $3.6 million and stockholders' equity by approximately $0.3 million.

Immediately after the distribution of Evercel's shares to ERC's stockholders, in order to fund its commercialization efforts, Evercel plans to conduct a rights offering to its stockholders. As described more fully in a Registration Statement filed by Evercel with the Securities and Exchange Commission on September 30, 1998, Evercel will grant at no cost to holders of its Common Stock, transferable subscription rights ("Rights") to subscribe for and purchase an additional share of Evercel's Common Stock. Each holder of Evercel's Common Stock will receive one Right for each share of Common Stock held on the record date (which has not yet been determined). Each Right will be exercisable, for a period of approximately 30 days, to purchase one share of Common Stock of Evercel at a purchase price of $2.00 per share. The Rights Offering will be made only by means of a Prospectus which will be delivered to stockholders concurrently with the distribution.

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Jerry D. Leitman will continue as President and Chief  Executive  Officer of the
Company and as Acting President and Chief Executive Officer of Evercel. ERC and Evercel anticipate completing the spin-off and rights offering by the end of the year.


Energy Research Corporation, located in Danbury and Torrington, Connecticut, is an internationally recognized leader in the field of electrochemical technology for electric power generation and storage. ERC is developing its Direct Fuel Cells and batteries through funding from and in cooperation with government, electric utility and major international industrial organizations.

This press release contains forward-looking statements concerning the transfer of ERC's battery business group to Evercel, the completion of the spin-off of Evercel to ERC's stockholders and the rights offering to Evercel's stockholders. There are a variety of factors which could cause actual events to differ materially from those projected in the forward-looking statements, including without limitation, (i) the risk that the transfer of the battery business group to Evercel, the spin-off or the rights offering may not be completed as the result of future developments in ERC's or Evercel's business or conditions in their industries, failure to obtain necessary government approvals, legal opinions, or third party consents or other developments, (ii) unanticipated costs and expenses or other events affecting ERC's or Evercel's business, and
(iii) other risks listed in the Company's SEC reports, including the reports on Form 10-K for the year ended October 31, 1997 and Form 10-Q for the quarter ended July 31, 1998.







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